Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC.

ANNOUNCES DIVIDEND INCREASE

Declares Cash Dividend For The First Quarter Of 2015

Plano, Texas, December 11, 2014 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS: RCII), the nation’s largest rent-to-own operator, today announced that its Board of Directors has declared a quarterly dividend of $0.24 per share on its common stock, an increase of $0.01 over the Company’s prior quarterly cash dividend.  The increased dividend will be payable on January 22, 2015, to common stockholders of record as of the close of business on January 2, 2015.

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Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,020 stores in the United States, Mexico, Canada and Puerto Rico, and approximately 1,360 Acceptance Now kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 190 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.” For additional information about the Company, please visit our website at www.rentacenter.com.

Contact for Rent-A-Center, Inc.:

Maureen B. Short

Senior Vice President - Finance, Investor Relations and Treasury

(972) 801-1899

maureen.short@rentacenter.com